PlayCore, Inc.
                                                           1212 Barberry Drive
                                                           Janesville, WI  53545





AT THE COMPANY:                     THE FINANCIAL RELATIONS BOARD:
Richard Ruegger                     General Inquiries         Analyst Inquiries
Chief Financial Officer             Jeff Wilhoit              Tracy Gutwillig
(608) 755-4777                      (312) 266-7800            (312) 266-7800

FOR IMMEDIATE RELEASE
TUESDAY, FEBRUARY 16, 1999


                     PLAYCORE, INC. COMPLETES ACQUISITION OF
                           HEARTLAND INDUSTRIES, INC.

Janesville,  WI,  February  16,  1999--PlayCore,  Inc.  (AMEX:  PCO),  a leading commercial and consumer playground equipment company, announced today the closing of its transaction to acquire Heartland Industries, Inc. As announced on February 5, 1999, the Company had entered into a definitive agreement with Heartland, a privately-held manufacturer and marketer of wooden storage buildings based in Carmel, Indiana. Heartland's products, including yard barns and custom-built garages, are constructed through its nationwide network of independent contractors and marketed through 52 company-owned branches; approximately 650 independent dealers; and national home center chains throughout the United States. Sales for Heartland totaled approximately $80 million in the twelve-month period ended January 31, 1999.

"The addition of Heartland adds a new Backyard product line to the PlayCore portfolio," said PlayCore Chief Executive Officer Frederic Contino. "One of Heartland's fundamental strengths is its reputation for high quality and value in its backyard products that the everyday consumer needs and appreciates. This emphasis on product quality and value is consistent with the solid reputation we've developed among our own Swing-N-Slide product lines. As a complement, our strength in home center distribution should assist Heartland's penetration into that channel. The acquisition will also bring to PlayCore wood processing capabilities, installation and facilities from which we can benefit across all of our existing product lines. Heartland will enhance our leadership position in backyard products throughout the U.S. and abroad and enable our entrance into the higher-priced playset market."

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PlayCore, Inc.
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Commenting on the acquisition,  Heartland President Richard Hettlinger said, "In the 23 years of Heartland's existence, the company has forged a reputation for quality, value and customer service. We are proud that Heartland will become part of a corporation that shares those same values and vision for leadership in backyard products."

On February 5, 1999, PlayCore announced that net sales for the year ended December 31, 1998 increased 28 percent to $114,792,000 compared to 1997. Income before extraordinary item increased 130 percent to $4,676,000, and diluted earnings per share before the extraordinary item increased 82 percent to $0.51 from $0.28 in 1997.

Headquartered in Janesville, Wisconsin, PlayCore, Inc. is a leading commercial and consumer playground equipment and backyard products company. GameTime, PlayCore's commercial products company, is located in Ft. Payne, Alabama. GameTime markets its playground systems to municipalities, schools, park districts, amusement parks and other playground equipment users through a network of dedicated independent representatives. GameTime is one of the largest manufacturers and marketers of modular and custom commercial outdoor and indoor playground equipment in the world. Swing-N-Slide, PlayCore's consumer products company, markets through hardware and home center customers and has manufacturing facilities in Janesville, Wisconsin. Its do-it-yourself wooden playground equipment is the market leader in the U.S. and is sold worldwide through more than 6,000 home center, building supply and hardware stores.

Certain  matters  discussed  herein  are  "forward-looking   statements."  These
forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company "believes," "anticipates," "expects" or words of similar import. Similarly, statements that describe the Company's future plans, objectives or goals are forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which are described in close proximity to such statements and which could cause actual results to differ materially from those currently anticipated. The forward-looking statements made herein are only made as of the date of this report and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

To receive PlayCore's latest news release and other corporate documents, free of charge via fax, simply dial 1-800-PRO-INFO. Use company code PCO.


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